Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000
Sioux City, IA 51102-6000 Phone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing

(712) 277-7305

Terra to prepay remaining $75 million of term loan

Sioux City, Iowa (May 4, 2005)— Terra Industries Inc. (NYSE symbol: TRA) announced today that it will prepay on June 3, 2005 the remaining $75 million of its term loan due 2008. This action will result in a 2005 second quarter charge for loss on debt prepayment of approximately $15 million.

In a related matter, Terra shareholders approved management’s proposal to redeem the Series B Preferred Shares that have been and may be issued in connection with the Mississippi Chemical transaction with the issuance of up to 2.1 million common shares.

Said Terra President and CEO Michael L. Bennett, “This prepayment reduces Terra’s outstanding debt balance to its lowest level since 1994, and reflects our commitment to reducing our leverage to strengthen Terra for the long-term.”

Terra Industries Inc., with 2004 revenues of $1.9 billion pro forma the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

Information contained in this news release, other than historical information, may be considered forward-looking. Forward-looking information reflects management’s current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the “Factors That Affect Operating Results” section of Terra’s current annual report.

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Note:	Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.